Independent Auditors' Consent

We consent to the incorporation by reference in the Registration Statement (No. 333-59605) on Form S-8 of Lenox Bancorp, Inc. pertaining to the 1997 Incentive Plan of our report dated February 24, 2000, relating to the consolidated balance sheets of Lenox Bancorp, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, which report appears in Annual Report on Form 10-KSB for the year ended December 31, 1999.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
March 28, 2000